EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made effective as of the first date on which all Parties hereto have executed the Agreement (“the Effective Date”), by and among Kara Technology Incorporated (“KT,” or “Seller”), Salim Kara (“Mr. Kara”) and Stamps.com Inc. (”Stamps.com” or “Buyer”).  KT and Mr. Kara (collectively, “Kara”), on the one hand, and Stamps.com, on the other, are each referred to in this Agreement as a “Party.”

A.           On October 22, 2004, KT filed a Complaint against Stamps.com in the United States District Court for the Southern District of New York Case No. 04-CV-8364 (LMM) alleging causes of action for (1) Infringement of United States Patent No. 6,505,179  (“the ‘179 Patent”), (2) Infringement of United States Patent No. 6,735,575 (“the ‘575 Patent”), (3) Misappropriation and Misuse of Trade Secrets, (4) Breach of Contract, (5) Unfair Competition, and (6) Unjust Enrichment.  On November 29, 2004, Stamps.com filed its Answer and Counterclaims, alleging counterclaims for (1) Declaratory Judgment of Noninfringement of the ‘179 Patent and the ‘575 Patent and (2) Declaratory Judgment of Patent Invalidity and Unenforceability of the ‘179 Patent and the ‘575 Patent.  On January 7, 2005, Stamps.com filed its First Amended Answer and Counterclaims, alleging counterclaims for (1) Declaratory Judgment of Noninfringement of the ‘179 Patent and the ‘575 Patent, (2) Declaratory Judgment of Patent Invalidity of the ‘179 Patent and the ‘575 Patent, and (3) Declaratory Judgment of Unenforceability of the ‘179 Patent and the ‘575 Patent.  On February 8, 2005, the case was transferred to the United States District Court for the Central District of California, Case No. CV 05-1890 CBM (SSx).  This dispute, including but not limited to those facts set forth in KT’s complaint and Stamps.com’s counterclaims, shall hereinafter collectively be referred to as “the Litigation.”

B.           By entering into this Agreement, the Parties seek and intend to fully, completely, and finally resolve, terminate, and settle all disputes, claims and actions which they assert or could assert against each other, arising from the facts alleged in the Litigation, including those claims which were actually asserted or which could have been asserted from the beginning of time to the date of execution of this Agreement.

WHEREFORE, for good and valuable consideration of the declarations, promises, covenants and representations set forth below, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Payment

1.1 Stamps.com shall, within seven (7) days of the execution of this Agreement: (i) pay $5,100,000 (being allocated $4,225,000 to KT and $875,000 to Mr. Kara) in consideration of the settlement, releases, and covenants received by Stamps.com herein, (ii) pay $400,000 to KT in consideration of the assignment of the IP Assets recited in section 3, and (iii) grant to Mr. Kara options on 35,000 shares of Stamps.com stock in consideration of his ongoing assistance with prosecution and enforcement of certain intellectual property rights as recited in section 6.1, with a strike price set as the closing price on the date of grant, which options shall vest in equal monthly amounts over 48 months, with the first vesting occurring one (1) month after the grant date.  The grant date of these options shall be the Effective Date, and the options shall expire ten years from the grant date.  The options shall be administered by Stamps.com’s then current third party stock option administrator(s) during the life of the options.  Mr. Kara shall set up an account and accept the option grant agreement, as required by other Stamps.com option recipients, with Stamps.com’s then current third party stock option administrator before being able to exercise any vested options.  Should Mr. Kara come into possession of any material, non-public information, he will abide by Stamps.com’s Insider Trading Policy.  Stamps.com shall provide instructions to Mr. Kara regarding the administrative requirements and processes regarding the option grant, consistent with the administrative requirements and processes Stamps.com requires of its other option grant recipients, and such shall have such other terms as set forth in the Stock Option Agreement attached hereto as Exhibit 2.

1.2 The payments provided in Section 1.1 above, and totaling $5,500,000.00, shall be made in United States Dollars by electronic wire transfer on or before the dates due and owing to the account of Baker Botts L.L.P., ABA No. XXXXXXXXX, Swift Code XXXXXXXX, J.P. Morgan Chase Bank, 712 Main, Houston, TX 77002, Account No. XXXXXXXXXXX.  Kara hereby acknowledges and agrees that payment to the third party account set forth above shall fulfill the payment obligations under this Agreement regardless of any further allocation or distribution of funds from that account.

2.           Dismissal of the Litigation

Within seven (7) days of the date on which Stamps.com makes the payments recited in Section 1, KT and Stamps.com shall sign and Stamps.com shall file a Stipulated Request for Dismissal with prejudice of all claims and counterclaims asserted in the Litigation, with each Party to bear its respective costs, expenses and attorneys’ fees for the Litigation.

3.           Assignment of KT Intellectual Property

KT shall, within seven (7) days of the date on which Stamps.com makes the payments recited in Section 1, deliver to Stamps.com an Assignment with respect to the IP Assets (defined below) in the form attached as Exhibit 1 in order to sell, convey, assign, grant, transfer, set over and deliver to Stamps.com, free and clear of any and all known liens, mortgages, pledges, security interests, restrictions on title, prior assignments and claims of ownership or property interest of every kind, nature or character (“Liens”), and Stamps.com shall purchase, acquire and receive, through said Assignment, from KT, KT’s entire right, title and interest, in and to the ‘179 Patent and the ‘575 Patent, as well as all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of those patents (collectively “the IP Assets”).  KT shall take reasonable steps to avoid impairment of the value of the assigned intellectual property rights prior to the date of the assignment, and shall, within seven (7) days of the Effective Date, deliver the complete files in its and its current patent counsel’s possession relating to the IP Assets (including all materials in electronic and paper format, in the possession of Kara and its counsel) to Stephen Sullivan, Esq., Convergent Law Group LLP, 475 N. Whisman Rd., St. 400, Mountain View, California 94043.  KT shall also take reasonable steps to effect the transfer of any files relating to the IP Assets that are in the possession of prior patent counsel (including but not limited to Fulbright & Jaworski L.L.P.) to Stamps.com, including but not limited to providing written authorization for release of such files to Stamps.com.

4.           Mutual Covenants Not to Sue

4.1.           Covenant by KT and Kara

Except as to such rights as may be created by this Agreement, concurrent with the Effective Date, Kara and their Affiliates hereby covenant not to sue Stamps.com or any of its Affiliates, officers, directors, agents, employees, attorneys, customers and partners, if any, for a period of five (5) years for infringement of any rights in intellectual property (including but not limited to patents, trademarks, copyrights, and trade secrets), breach of any contracts (other than this Agreement or any future agreement between any of Kara and/or their Affiliates with Stamps.com), or any business-related torts under the law of any state of the United States.  This covenant shall extend only to activities of Stamps.com and activities of third parties resulting from, involving or otherwise related to a relationship with Stamps.com (such as, by way of example and not of limitation, a relationship of Affiliate, officer, director, agent, employee, attorney, customer or partner of Stamps.com), including but not limited to the use of any products or services offered or provided by Stamps.com.  An “Affiliate” of a Party for the purpose of this Agreement shall mean any person or entity now existing that directly or indirectly controls, is controlled by or is under common control with a Party; for this purpose, “control” means direct or indirect ownership of, or the right to exercise, at least 40% of the voting power, or at least 40% of the ownership interest representing the right to make binding decisions for the entity.

4.2.           Covenants by Stamps.com

Except as to such rights as may be created by this Agreement, concurrent with the Effective Date, Stamps.com and its Affiliates hereby covenant not to sue Kara  for a period of five (5) years for (i) infringement of any rights in intellectual property (including but not limited to patents, trademarks, copyrights and trade secrets), breach of any contracts (other than this Agreement or any future agreement between any of Stamps.com and/or its Affiliates with Kara), or any business-related torts under the law of any state of the United States, based on any acts by Kara that occurred on or before the date of this Agreement, or (ii) any business-related torts under the law of any state of the United States based on any acts that occur for a period of five (5) years following the date of this Agreement.  For the avoidance of doubt, it is understood and agreed that this covenant shall not extend to (i) such rights as may be created by this Agreement, or (ii) any claims for infringement of any intellectual property rights (including but not limited to patents, trademarks, copyrights, and trade secrets) based on any acts that occur following the date of this Agreement.

5.           Mutual General Releases

5.1.           General Release

Except as to such rights as may be created by this Agreement, concurrent with the Effective Date, Kara and their Affiliates hereby release and forever discharge Stamps.com, and all of its Affiliates, officers, directors, agents, employees, attorneys, customers and partners, from any and all claims, losses, debts, liabilities, demands, obligations, disputes, fees, controversies, costs, expenses, damages, attorneys’ fees and costs, actions and causes of action, whether known or unknown, that any of the releasing parties had or has prior to or as of the date of this Agreement.  This release shall extend only to the activities of Stamps.com and activities of third parties resulting from, involving or otherwise related to a relationship with Stamps.com (such as, by way of example and not of limitation, a relationship of Affiliate, officer, director, agent, employee, attorney, customer or partner of Stamps.com), including but not limited to the use of any products or services offered or provided by Stamps.com.

5.2.           General Release

Except as to such rights as may be created by this Agreement, concurrent with the Effective Date, Stamps.com and its Affiliates hereby release and forever discharge Kara, and all of their Affiliates, officers, directors, agents, employees, and attorneys, from any and all claims, losses, debts, liabilities, demands, obligations, disputes, fees, controversies, costs, expenses, damages, attorneys’ fees and costs, actions and causes of action, whether known or unknown, that any of the releasing parties had or has prior to or as of the date of this Agreement.

5.3.           Waiver of Unknown Claims

The Parties understand the meaning and effect of California Civil Code § 1542 which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties assume the risk of any and all unknown, unanticipated or misunderstood defenses, claims, causes of action, contracts, liabilities, indebtedness and obligations which are released by this Agreement and hereby waive and release all rights and benefits which they might otherwise have under California Civil Code § 1542.

6.           Representations and Warranties

6.1.           Assistance with Prosecution and Enforcement

Mr. Kara agrees, represents and warrants that he will provide Stamps.com with reasonable cooperation and assistance, upon Stamps.com’s request and at Stamps.com’s expense for out-of-pocket disbursements made in compliance with Stamps.com’s then current Business Travel and Expense Reimbursement Policy applicable to Stamps.com employees, which shall be made available to Mr. Kara upon  request, in connection with the prosecution and enforcement of any patents owned by Stamps.com on which he is named an inventor, including but not limited to the case entitled Stamps.com v. Endicia, filed in the United States District Court for the Central District of California, Case No. CV 06-7499 ODW (CTx), and on appeal to the Federal Circuit, Case No. 2010-1328.  For avoidance of doubt, such reasonable cooperation and assistance shall be provided upon reasonable prior notice, and Mr. Kara’s obligation to provide such cooperation and assistance shall cease upon the expiration of the last patent to expire that is owned by Stamps.com and on which Mr. Kara is named as an inventor.  In the event such assistance and cooperation requires Mr. Kara to dedicate more than ten (10) business days in any given calendar year, then Mr. Kara shall be additionally compensated at a rate of $187.50 an hour for such assistance and cooperation under the terms of a mutually agreeable consulting agreement.

6.2.           Organization and Qualification

Each of Buyer and KT represents and warrants as to itself that such Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to conduct its business as now conducted and to own, use, license and lease its assets and properties including (in the case of KT) the IP Assets; (ii) is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties including (in the case of KT) the IP Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on that Party, taken as a whole, or (in the case of KT) the IP Assets.

6.3.           Authority of Seller Relative to this Agreement

Each Party represents and warrants that (i) it has full corporate or individual power (as applicable) and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which that Party is a signatory, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery by that Party of this Agreement and the Ancillary Agreements to which that Party is a signatory and the consummation by that Party of the transactions contemplated hereby and thereby, and the performance by that Party of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of that Party or otherwise; (iii) this Agreement and the Ancillary Agreements to which that Party is a party have been or will be, as applicable, duly and validly executed and delivered by that Party and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which the other Party is a party, thereof) by the other Party, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of that Party enforceable against that Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

6.4.           Authority of Kara and KT Relative to this Agreement

Each Party represents and warrants that no provision of this Agreement violates any duties owed by that Party to any other Party or to any of their creditors or shareholders, and that each signatory on behalf of that Party has the full legal authority (including approval of any Board of Directors and if needed of its shareholders) to enter into, execute and sign this Agreement in the name of and on behalf of that Party, which shall thereupon be effective without the consent, approval or joinder of any other party and that this execution will thereby bind and obligate both that Party to the terms of this Agreement and be enforceable against that Party, collectively or separately. In addition, KT and Mr. Kara each represent and warrant to Stamps.com that (i) KT ceased normal and material business operations in October 2000; (ii) there are no debts outstanding to any creditors of KT or any other debt or other monetary obligations owed by KT to any third party as of the Effective Date other than current liabilities which will be satisfied in full from the settlement proceeds, (iii) KT properly provided notice of all material terms of the Agreement (including but not limited to the fact and amounts of the consideration paid to Mr. Kara and KT specified in section 1.1 of this Agreement) to all its shareholders and conducted an official KT meeting of shareholders to approve the Agreement; (iv) the Agreement was properly approved by the shareholders of KT at such meeting; (v) 82.45% of all shares of KT entitled to vote at the meeting of shareholders voted in favor of approving the Agreement while only 67% of such vote was required for approval; and (vi) 63.98% of the Series A preferred shares entitled to vote at the meeting of shareholders voted in favor of approving the Agreement while only 50% of such vote was required for approval.

6.5.           Non-Assignment

Each Party represents and warrants that (i) it is the sole owner of all rights and interest in and to all claims, demands, actions, cause or causes of action, damages and losses and other matters which are the subject of or are related to the Litigation or which are contemplated to be assigned or released by this Agreement and (ii) it has not, prior to the Effective Date, assigned or transferred or purported to assign or transfer any claims, demands, actions, cause or causes of action, damages or losses which are the subject of or related to the Litigation or which are contemplated to be released by this Agreement.

6.6           No Conflicts

Each Party represents and warrants that the execution and delivery by that Party of this Agreement and any other agreements, instruments and documents to be executed and delivered by that Party pursuant hereto do not, and the performance and consummation by that Party of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or Lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or Lien under) any terms or provisions of that Party's charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, to which that Party is a signatory or to which that Party or (in the case of Kara) the IP Assets are subject.

6.7           No Consent Required

No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal to which that Party or (in the case of Kara) the IP Assets are subject is required for the execution, delivery or performance by that Party of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby or thereby, other than governmental filings with US and foreign authorities which are necessary to effect the recordation of transfer as provided for herein of the IP Assets.

6.8           Solvency

KT represents and warrants that (i) the transactions contemplated by this Agreement will not render Seller insolvent; (ii) by entering into the transactions contemplated by this Agreement Seller does not intend to incur, and does not believe that it will incur, debts that will be beyond Seller's ability to pay as such debts mature; and (iii) Seller is not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay, or defraud any creditor to which Seller is indebted on or after the date hereof.

7.           Indemnity

KT and Mr. Kara hereby jointly and severally indemnify Stamps.com, and defend and hold it harmless, from and against any and all claims, damages, liability, judgments, settlements, loss, cost, and expense whatsoever (including, without limitation, attorneys’ fees) incurred as a direct or indirect result of any breach by either of KT or Mr. Kara, or any third party allegation of facts evidencing a breach by either of KT or Mr. Kara, of any representation, warranty or provision of this Agreement; provided, however, that Mr. Kara’s personal obligations under this section for breaches or alleged breaches of KT (i) shall be limited to breaches or alleged breaches involving duties or obligations owed to shareholders or creditors of KT, (ii) shall be limited to only those breaches or alleged breaches that occur within eighteen (18) months of the Effective Date or are, within eighteen (18) months of the Effective Date, alleged to have occurred and (iii) shall not exceed $250,000.  In the event that KT and/or Mr. Kara assumes the defense of an action on behalf of Stamps.com, then they shall have the right to retain counsel of their choice to represent Stamps.com in such action and to control the defense of such action, provided further that neither they nor such counsel as they shall engage to represent Stamps.com shall have the authority to enter into a settlement or other resolution of such matter on behalf of Stamps.com without Stamps.com’s express prior written consent.

Stamps.com hereby indemnifies Kara, and defends and holds them harmless, from and against any and all claims, damages, liability, judgments, settlements, loss, cost, and expense whatsoever (including, without limitation, attorneys’ fees) incurred as a direct or indirect result of any breach by Stamps.com, or any third party allegation of facts evidencing a breach, of any representation, warranty or provision of this Agreement; provided, however, that Stamps.com’s obligations under this section shall be limited to only those breaches or alleged breaches that occur within six years of the Effective Date or are, within six years of the Effective Date, alleged to have occurred.  In the event that Stamps.com assumes the defense of an action on behalf of Kara, then it shall have the right to retain counsel of its choice to represent Kara in such action and to control the defense of such action, provided further that neither Stamps.com nor such counsel as it shall engage to represent Kara shall have the authority to enter into a settlement or other resolution of such matter on behalf of Kara without Kara’s express prior written consent.

8.           Miscellaneous

8.1.           Neutral Interpretation

The provisions contained herein shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement, but shall be construed as if all Parties prepared this Agreement, and any rules of construction to the contrary, including, without limitation, California Civil Code § 1654, are hereby specifically waived.  The terms of this Agreement were negotiated at arm’s length by the Parties hereto.

8.2.           Severability

If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provision or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.

8.3.           Counterparts

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original.  The counterparts shall constitute one and the same Agreement.  Facsimile signatures shall have the same force and effect as original signatures.

8.4.           Modification

This Agreement may be modified or rescinded only by a writing signed by the Parties.  The failure of a  Party to exercise any right or remedy provided by this Agreement or by law shall not be a waiver of any obligation or right of the Parties, nor shall it constitute a modification of this Agreement.

8.5.           Venue and Jurisdiction

For purposes of any litigation arising out of or related to this Agreement, the Parties agree to exclusive jurisdiction of and venue in the federal or state courts located in Los Angeles, California, and that California law applies to all disputes arising out of or related to this Agreement or this matter without regard to California law regarding conflicts of laws.  The prevailing party in any such action shall be entitled to recover its litigation expenses, including its reasonable attorneys’ fees.

8.6.           Integration Clause

This Agreement contains the entire agreement between the Parties relating to the settlement and transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, and statements, whether oral or written, and whether by a party of such party’s legal counsel are merged herein.  No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing.

IN WITNESS WHEREOF the undersigned Parties have executed this Agreement as of the dates indicated below.

Kara Technology Incorporated

Dated: _______________	By:
Its:

Stamps.com Inc.

Dated: _______________	By:
Its:

Dated: _______________	By:
Salim Kara

  Exhibit 1

PATENT ASSIGNMENT

This PATENT ASSIGNMENT (this "Assignment") is entered into is entered into by Kara Technology Incorporated, a Texas corporation, having a place of business located at 17 Bayview Forest Lane, Thornhill, Ontario, Canada L3T 7S4 ("Assignor"), as assignor, in favor of Stamps.com Inc., a Delaware corporation having a place of business located at 12959 Coral Tree Place, Los Angeles, California 90066 ("Assignee"), as assignee, with reference to the following facts and circumstances:

Assignor and Assignee have entered into that certain Settlement Agreement dated _________________ , which, along with the promises contained herein, constitute mutual consideration for the promises herein;

Assignor is the sole and exclusive owner of the Letters Patents and applications shown on the attached Exhibit A, as well as all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of those patents, in the United States (hereinafter the "Patents").

Assignee desires to acquire, and Assignor desires to assign, Assignor's right, title and interest in, to and under the Patents.

NOW, THEREFORE, to all whom it may concern, be it known that for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Assignor does hereby sell, assign, and transfer  to Assignee, its successors, assigns, and legal representatives, the entire right, title and interest for the United States and all foreign countries, in and to the Patents, to the end of the term or terms for which the Patents are granted or may be reissued as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made; together with all claims for damages by reason of past infringement of the Patents, with the right to sue for, and collect the same for Assignee's own use and benefit and for the use and benefit of Assignee's successors, assigns or other legal representatives.  Assignor agrees to execute all rightful oaths, assignments, powers of attorney and other papers; and to communicate to said Assignee, its successors, assigns, and representatives, pursuant to reasonable requests and under reasonable circumstances, all facts known to the undersigned relating to said Patents.

Assignor further warrants that it has not executed, and will not execute, any agreements in conflict with or inconsistent with this assignment.

In testimony whereof, Assignor has caused this Assignment to be executed by its officer(s) thereunto duly authorized.

ASSIGNOR KARA TECHNOLOGY INCORPORATED

Dated: ________________	By:
Salim Kara
CEO

PROVINCE OF ONTARIO

CANADA

On _______________________, before me, GARY WISEMAN, Notary Public, personally appeared SALIM KARA, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

______________________________
Notary Public

EXHIBIT A TO PATENT ASSIGNMENT

UNITED STATES ISSUED PATENTS

Title	Patent No.
Verifying the Authenticity of Printed Documents on Universally Available Paper Stock	6,505,179
Verifying the Authenticity of Printed Documents	6,735,575

UNITED STATES PENDING PATENT APPLICATIONS

Serial No.	Filing Date	Title
PCT/US1999/027408	11/17/1999	Internet Purchase System
PCT/US2000/14347	05/24/2000	Verifying the Authenticity of Printed Documents on Universally Available Paper Stock
PCT/US2000/035631	12/28/2000	System and Method for Hand Held Code Verification
11/431,162	05/09/2006	Verifying the Authenticity of Printed Documents
90/009,682	02/08/2010	Verifying the Authenticity of Printed Documents on Universally Available Paper Stock
90/009,704	04/29/2010	Verifying the Authenticity of Printed Documents